EXHIBIT 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 30, 1996, relating to the financial statements and schedule of financial highlights of Rochester Fund Series--The Bond Fund For Growth (to be known as Bond Fund Series--Oppenheimer Bond Fund For Growth) which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Prospectus.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP


Rochester, New York
March 5, 1996